Exhibit 10.17

Execution Copy

STOCK PURCHASE AGREEMENT

by and between

Equatorial Mining Limited

(ACN 009 199 482)

and

Idaho General Mines, Inc.

Dated: December 11, 2006

i

ii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated this 11th day of December, 2006, is by and between Equatorial Mining Limited (ACN 009 199 482), an Australian corporation (“Seller”) and Idaho General Mines, Inc., an Idaho corporation (“Purchaser”).

WITNESSETH:

WHEREAS, the issued and outstanding capital stock of Equatorial Mining North America, Inc., a Delaware corporation (the “Company”), consists of 65,714 shares of Preferred Stock and 100 shares of Common Stock with no par value per share (collectively, the “Company Shares”), all of which are owned by the Seller;

WHEREAS, the Company owns 100% of the outstanding stock of Equatorial Tonopah, Inc., a Delaware corporation (“ETI”), which in turns owns 100% of the outstanding stock of Tonopah CTMC Inc., a Delaware corporation (“TCTMC” and together with ETI, the “Subsidiaries” and each a “Subsidiary”);

WHEREAS, each of the Subsidiaries has engaged in mining, beneficiation, mineral processing and related operations at a mine site commonly referred to as the Tonopah Mine located near the town of Tonopah in the State of Nevada, as more fully described in Exhibit A attached hereto (the “Site”);

WHEREAS, the Company and/or each of the Subsidiaries has or may have certain obligations and liabilities under various federal, state and local laws, regulations and permits relating to the Site, including obligations and liabilities relating to closure, post-closure monitoring, reclamation, and other environmental matters;

WHEREAS, the Subsidiaries, collectively, own a non-participating production royalty, equal to twelve per centum (12%) of the net smelter returns, as described in the Nye County, Nevada Document Numbers 585208 and 585209, in all minerals, concentrates, or products thereof mined and removed from the Site, as more fully described in that certain Quitclaim Deed executed October 29, 2003 by ETI and that certain Quitclaim Deed executed October 29, 2003 by TCTMC (the “NSR”);

WHEREAS, the Purchaser owns the private portions of the Site and owns exclusive mining claims and millsite claims with respect to the public portions of the Site; and

WHEREAS, Seller is willing to sell the Company Shares to Purchaser, and Purchaser is willing to purchase the Company Shares from Seller, pursuant to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, representations and warranties contained in this Agreement, and for the purpose of prescribing the terms and conditions pursuant to which Seller will sell the Company Shares to Purchaser, and such other provisions as are deemed necessary or desirable, the Parties hereto do hereby agree as follows:

ARTICLE I.                                DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings (such meanings applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, with respect to any Person (the “Specified Person”), any Person other than the Specified Person directly or indirectly controlling, controlled by or under direct or indirect common control with, the Specified Person.  For the purpose of this definition, the term “control” when used with respect to any Specified Person means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of such Specified Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means this Stock Purchase Agreement and all Schedules and Exhibits attached hereto, as currently written and as duly amended, modified or supplemented from time to time.

“Business Day” means any day on which the New York Stock Exchange is open for business.

“CERCLA” means the federal Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.  § 9601 et seq.

“Claim” means any and all past, present or future claims, demands, complaints, lawsuits, causes of action, investigations, arbitrations, or other requests or petitions to take or refrain from taking any action or seeking monetary, injunctive, or other relief, regardless of when the same arose or were made or asserted or by whom made or asserted, and regardless of whether the factual and/or legal basis for same is known or unknown or foreseen or unforeseen as of the Closing Date, including all such claims seeking Damages.

“Closing” has the meaning set forth in Section 8.01 of this Agreement.

“Closing Date” has the meaning set forth in Section 8.01 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Equatorial Mining North America, Inc., a Delaware corporation.

“Company Shares” means the issued and outstanding stock of the Company (consisting of 65,714 shares of Preferred Stock and 100 shares of Common Stock).

“Confidential Company Information” has the meaning set forth in Section 5.03(b) of this Agreement.

“Damages” means any and all damages (including compensatory, special, exemplary, and/or punitive damages), costs (including restoration costs, mitigation costs, and response costs under CERCLA and other Environmental Laws), natural resources damages, expenses (including attorneys fees and litigation costs) and any other liabilities or losses or monetary or nonmonetary relief of any kind (whether arising out of contracts, judgments, orders, settlements, assessments or otherwise), together with any penalties, taxes, and interest on any of the above.

“Designated Courts” has the meaning set forth in Section 10.08 of this Agreement.

“Dollar” and “$” means United States dollars.

“Environmental Laws” means any and all Laws containing or imposing obligations or liabilities upon Persons with respect to or relating to releases or discharges of substances to any environmental medium (including surface water, groundwater, soils, and air) or imposing management, permit, closure, post-closure, reclamation, clean-up, restoration or other similar obligations or liabilities, and includes, without limitation, the Solid Waste Disposal Act (also known as the Resource Conservation and Recovery Act), 42 U.S.C.  § 6901 et seq., CERCLA, the Federal Water Pollution Control Act, 33 U.S.C.  § 1251 et seq., the Clean Air Act, 42 U.S.C.  § 7401 et seq., the Toxic Substances Control Act (“TSCA”), 15 U.S.C.  § 2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C.  § 11001 et seq., the Federal Land Policy and Management Act, 43 U.S.C.  § 1701 et seq., any regulations implementing these Acts (including the regulations found at 43 C.F.R.  Part 3809), and any State or local laws or regulations that are analogs to the above-referenced federal laws (including, without limitation, the Nevada Water Pollution Control Law, Nev.  Rev.  Stat.  § 445A.300 et seq., the Nevada Reclamation statute, Nev.  Rev.  Stat.  § 519A.010 et seq., and any regulation implementing those statutes, including the regulations found at Nev.  Admin.  Code § 445A.070 et.  seq.  and § 519A.010 et seq.).

“Environmental Permits” means all permits or licenses required by and/or issued by any governmental entity under any Environmental Law, including the Existing Permits.

“Estimated Closing Cash Amount” shall have the meaning set forth in Section 2.02 of this Agreement.

“ETI” has the meaning set forth in the second Whereas clause above.

“Existing Permits” has the meaning set forth in Section 5.04 of this Agreement.

“Expected Released Cash” has the meaning set forth in Section 2.02(b) of this Agreement.

“GAAP” means generally accepted accounting principles in the United States.

“Hazardous Substance” means any substance, material, waste, or other thing that is designated as, or regulated as, a hazardous substance, hazardous material, hazardous waste, toxic substance or contaminant or pollutant under, or that is subject to reporting requirements or triggers liability under, any Environmental Law, including all hazardous substances, pollutants, and contaminants under CERCLA, all hazardous wastes under RCRA, all pollutants under the Clean Water Act, and any chemical substance regulated under TSCA.

“Income Taxes” means all U.S.  federal, state, local, provincial or foreign income, withholding, alternative or add-on minimum, gross income, gross receipts, franchise license or profits or similar taxes of any kind whatsoever.

“Indebtedness” means, with respect to any Person, (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (c) obligations in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (d) obligations issued or assumed as the deferred purchase price of property or services, (e) obligations under sale-leaseback transactions, (f) all obligations of such Person as lessee that are capitalized in accordance with GAAP and (g) guarantees of the obligations of other Persons or for which such first Person is otherwise responsible as obligor, guarantor or otherwise.

“Initial Production Date” means that date subsequent to the date hereof on which Purchaser, or any other Person, first (i) removes from the Site any Subject Ore, (ii) engages in any beneficiation or processing activities with respect to any Subject Ore, or (iii) stockpiles or otherwise moves about the Site more than Five Hundred Thousand (500,000) tons of any Subject Ore, other than stockpiling or moving Subject Ore about the Site for the sole purpose of remediating the release or threatened release of Hazardous Substances at the Site that pose a danger to health or the environment.

“Law” means any law, statute, rule, regulation, ordinance, constitution, treaty, code, order, rule of common law or other pronouncement having the effect of law of the United States of America, any state or political subdivision thereof, any Indian Tribe, any foreign country or any foreign state, or of any governmental or regulatory body.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, encumbrance, security interest, title defect, or claim of any kind in respect of such asset.

“Non-Disclosure Agreement” has the meaning set forth in Section 5.03(a) of this Agreement.

“NSR” has the meaning set forth in the fifth Whereas clause above.

“Order” means any writ, judgment, decree, award, assessment, stipulation, determination, ruling, injunction or similar order or directive of any court, governmental or regulatory body, in each case whether preliminary or final.

“Party” means the Seller or the Purchaser.

“Person” means a natural person, a corporation, a partnership, a joint venture, an association, a trust or any other entity or organization including a government or political subdivision or an agency or instrumentality thereof.

“Post-Closing Transfer” has the meaning set forth in Section 2.03 of this Agreement.

“Pre-Closing Tax Returns” has the meaning set forth in Section 7.01(a) of this Agreement.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnitees” has the meaning set forth in Section 6.02 of this Agreement.

“Representative” means, with respect to any Person, any Affiliate of such Person and any officer, director, employee, independent contractor, agent, advisor (including attorney, engineer and accountant), shareholder, member or partner of such Person or any such Affiliate.

“Securities Act” has the meaning set forth in Section 4.06 of this Agreement.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnitees” has the meaning set forth in Section 6.03 of this Agreement.

“Site” has the meaning set forth in the third Whereas clause above.

“Subject Ore” means any molybdenum-, copper-, or other mineral-or metal-bearing ore mined or extracted from any surface, underground, or other area at, in, under or about the Site, other than (i) for construction, (ii) for exploration or sampling activities or use in test pilot plant activities, or (iii) overburden that is removed to waste piles.

“Subsidiary” has the meaning set forth in the second Whereas clause above.

“TCTMC” has the meaning set forth in the second Whereas clause above.

“Tax” or “Taxes” (and, with correlative meanings, “Taxable” or “Taxing”) mean, with respect to any Person, (i) all Income Taxes, (ii) all sales, use, ad valorem, transfer, recording, employment (including federal and state income tax withholding, backup withholding, FICA, FUTA or other payroll taxes), environmental, excise, severance, stamp, occupation, premium, prohibited transaction, property, value-added, net worth, or any other U.S.  federal, state, local, provincial or foreign taxes, customs, tariffs, imposts, levies, duties, government fees or other like assessments or charges of any kind whatsoever, (iii) any interest, penalties and additions attributable to any items listed in clauses (i) and (ii) of this paragraph and (iv) any liability in respect of any items described in clauses (i), (ii) and/or (iii) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any similar provision under Law or otherwise).

“Tax Contest” has the meaning set forth in Section 7.01(b) of this Agreement.

“Tax Data” has the meaning set forth in Section 7.01(b) of this Agreement.

“Tax Returns” means any return, report, declaration, information return, statement or other document filed or required to be filed (including electronically) with any Taxing Authority (including any schedule or attachment thereto, and including any amendment thereof) in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” means any domestic or foreign governmental authority having responsibility for determining, assessing or collecting taxes or administrating or enforcing any laws, regulations or administrative requirements relating to any Tax.

“Transfer Taxes” has the meaning set forth in Section 7.01(d) of this Agreement.

“Transfer Tax Returns” has the meaning set forth in Section 7.01(d) of this Agreement.

ARTICLE II.                            PURCHASE AND SALE

Section 2.01                                Purchase of Company Shares.    Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, assign and deliver to Purchaser duly executed certificates representing all (and not less than all) of the Company Shares, in proper form for transfer, and Purchaser shall purchase and accept the Company Shares from Seller, free and clear of all Liens.

Section 2.02                                Payment of Purchase Price at Closing.  (a)                   In consideration for the sale and delivery of the Company Shares to Purchaser, and in addition to the Purchaser’s other covenants and obligations hereunder, Purchaser will pay to Seller at the Closing, in immediately available funds in accordance with the wire instructions provided in Schedule 2.02, an amount equal to the sum of (i) Three Million Five Hundred Thousand United States Dollars (U.S.  $3,500,000) plus (ii) the Estimated Closing Cash Amount defined in paragraph (b) below.

(b)                                 At least three (3) Business Days prior to the Closing, Seller shall in good faith prepare and deliver to Purchaser an unaudited statement of the amount of cash and cash equivalents of the Company and its Subsidiaries (on a consolidated basis in accordance with GAAP) expected as of the Closing (the “Estimated Closing Cash Amount”).  For purposes of this Agreement, the Estimated Closing Cash Amount, the Closing Cash Amount (as defined in Section 2.04(a)), and the Final Closing Cash Amount (as defined in Section 2.04(a)) shall include as cash one-half (1/2) of any amount that is reasonably expected to be released within six (6) months following the Closing under the bond serving as financial assurance with respect to the Existing Permits due to work performed at the Site prior to Closing (such total amount expected to be released, the “Expected Released Cash”).

Section 2.03                                Additional Consideration.    As additional consideration, Purchaser shall pay to Seller Six Million United States Dollars (U.S.  $6,000,000) (the “Post-Closing Payment”) within thirty (30) days after the Initial Production Date.  In the event that, prior to the Initial Production Date, as a result of a transaction or series of transactions, (i) Purchaser no longer owns, directly or indirectly, more than 50% of the NSR or (ii) if the NSR has been amended or terminated, Purchaser no longer owns, directly or indirectly, more than 80% (by value) of its current direct or indirect interest in the Site (including its interest in the surface estate, the mineral estate, or any lode claims, other mining claims or millsite claims relating to the Site or any portion thereof) (any such transaction or transactions resulting in any case described in clauses (i) or (ii), a “Post-Closing Transfer”), then Purchaser shall pay Seller the Post-Closing Payment within thirty (30) days of such Post-Closing Transfer.  For avoidance of doubt, a Post-

Closing Transfer shall not include (x) any transfer to an Affiliate as part of a corporate restructuring of Purchaser, (y) any merger, sale, consolidation, business combination, share exchange or similar transaction or series of related transactions which results in a change of ownership or control of Purchaser, including any such transaction in which Purchaser does not continue as a surviving entity (in which case the successor shall assume the obligations of Purchaser hereunder) and (z) Purchaser’s forming a joint venture or partnership to finance the development of the Site or Purchaser’s interests in or claims with respect to the Site, provided that Purchaser retains a 50% or greater interest in such joint venture or partnership.  Within twenty (20) days of the Initial Production Date or a Post-Closing Transfer, Purchaser shall notify Seller and obtain from Seller wire instructions for the Post-Closing Payment.  The Post-Closing Payment shall be paid in immediately available funds in accordance with such wire instructions.

Section 2.04                                Post-Closing Adjustment.

(a)                                  Within thirty (30) days after the Closing Date, Purchaser shall deliver to Seller a written statement of the amount of cash and cash equivalents of the Company and its Subsidiaries (on a consolidated basis in accordance with GAAP) as of the Closing (the “Closing Cash Amount”).  If Seller fails to raise any objections to the Closing Cash Amount on such statement within 10 days of receipt thereof, the Closing Cash Amount shall thereinafter be deemed to be the Final Closing Cash Amount.  If Seller does raise any such objection, the Parties shall negotiate in good faith to resolve any disagreements with respect to the Closing Cash Amount and shall agree on the Final Closing Cash Amount.  During such ten (10) day period, Purchaser shall provide Seller with access to the books and records of the Company and the Subsidiaries relating to the cash and cash equivalents held by the Company and the Subsidiaries as of the Closing.  If the Parties are unable to agree on the Final Closing Cash Amount for a period of more than thirty (30) days from Seller’s notice of objection, the Parties will refer such disagreement to a mutually acceptable accounting firm for a final and binding determination of the Final Closing Cash Amount.

(b)                                 In the event that the Final Closing Cash Amount exceeds, by more than Ten Thousand Dollars ($10,000.00), the Estimated Closing Cash Amount, Purchaser shall promptly pay all of such excess to Seller.  In the event that the Final Closing Cash Amount is more than Ten Thousand Dollars ($10,000.00) less than the Estimated Working Capital Amount, Seller shall promptly pay all of such deficit to Purchaser.

(c)                                  In the event that (i) the Final Closing Cash Amount includes any Expected Released Cash and (ii) all of the Expected Released Cash has not been released by the Bureau of Land Management and the Nevada Division of Environmental Protection under the bond serving as financial assurance with respect to the Existing Permits within six (6) months after Closing, then one-half (1/2) of the portion of such Expected Released Cash not so released shall be promptly reimbursed by Seller to Purchaser upon notice by Purchaser.

Section 2.05                                Withholding.

(a)                                  Purchaser may withhold from any payment to Seller pursuant to Article II any Tax required to be withheld under applicable Law.

(b)                                 The Parties agree that, pursuant to Code section 1445(a), Purchaser shall deduct and withhold 10 percent from any payment to Seller pursuant to Article II with respect to the sale of the Company Shares, unless at least ten (10) days prior to Closing (or, if applicable, on the date that any subsequent payment pursuant to this Article II may be due) Seller provides Purchaser with a certificate pursuant to Treasury Regulations section 1.1445-2(c)(3)(i) and 1.897-2(h) stating that the Company Shares are not a United States real property interest and a reasoned explanation in writing for the Seller’s position that the Company Shares are not a United States real property interest.  Purchaser shall determine in good faith whether, consistent with Treasury Regulations section 1.1445-2(c)(3)(ii), it can rely on such certificate, in which case Purchaser shall not withhold tax from any payments to Seller pursuant to Code section 1445.  Purchaser shall make reasonable efforts to cooperate with Seller to resolve any differences in interpretation of Code section 1445.  Purchaser shall promptly remit any funds deducted and withheld pursuant to Code section 1445 to the IRS as required by the applicable Tax Law.

(c)                                  All amounts withheld pursuant to this Section 2.05 shall be deemed to have been paid to Seller in satisfaction of Purchaser’s obligations pursuant to this Section 2.05.

ARTICLE III.                        REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as of the date hereof and as of the Closing Date that:

Section 3.01                                Title to Company Shares.    Seller has full right, title, and interest in and to the Company Shares free and clear of any Liens.  Subject to the terms and conditions of this Agreement, Seller will transfer and deliver to Purchaser at Closing all of its right, title and interest in and to the Company Shares, free and clear of any and all Liens or rights of any Person other than Purchaser.

Section 3.02                                Organization and Qualification.    Seller is a corporation duly organized, validly existing and in good standing under the laws of Australia.  Seller has all requisite corporate power and corporate authority (i) to own and to sell the Company Shares; and (ii) to enter into and to be bound by the terms and conditions of this Agreement, and to consummate the transactions contemplated hereby.

Section 3.03                                Authority.    There exist no legal, contractual or other restriction upon Seller’s capacity and right to sell the Company Shares to Purchaser pursuant to the terms and conditions of this Agreement.  The execution and delivery of this Agreement by Seller has been authorized by all necessary corporate action on the part of Seller.  Seller has the requisite corporate power and corporate authority to enter into, execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement, to sell the Company Shares to Purchaser, and to take any and all other actions required to be taken by it pursuant to the terms and conditions of this Agreement.

Section 3.04                                Validity and Enforceability.    This Agreement has been duly executed and delivered by Seller and when delivered constitutes a legal, valid and binding obligation of Seller, enforceable by Purchaser against Seller in accordance with its terms and conditions, except as the enforcement hereof may be limited by bankruptcy, insolvency, moratorium or other laws relating to or limiting creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

Section 3.05                                Governmental Consents.    No authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body is required to permit Seller to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement, to comply with and fulfill the terms and conditions of this Agreement, or to sell the Company Shares to Purchaser.

Section 3.06                                No Actions Pending.    There are no actions, suits, proceedings or investigations pending or, to the knowledge of Seller, threatened, against Seller which in any manner challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement, by or before any court, arbitrator or administrative or governmental body.

Section 3.07                                Capital Structure of the Company and Related Matters.

(a)                                  The total authorized capital stock of the Company consists solely of 150,000 shares of preferred stock and 1,000 shares of common stock, with no par value per share, of which 65,714 shares of preferred stock and 100 shares of common stock are issued and outstanding.  All issued and outstanding Company Shares are owned of record and beneficially by Seller.  All Company Shares have been duly authorized, validly issued, and are fully paid and non-assessable.  There are no outstanding options, warrants or other rights to acquire any shares of capital stock of the Company, or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any shares of capital stock of the Company, nor is the Company committed to issue any such option, warrant, right or security.

(b)                                 Except for the Subsidiaries, the Company owns no equity interest in any other Person.  The total authorized capital stock of ETI consists solely of 50,000 shares of preferred stock and 1,000 shares of common stock, with no par value per share, of which 29,244 shares of preferred stock and 100 shares of common stock, all of which are owned by the Company free and clear of any Liens, are issued and outstanding.  The total authorized capital stock of TCTMC consists solely of 100 shares of common stock, with no par value per share, all of which are issued and outstanding and owned by ETI free and clear of any Liens.  All issued and outstanding shares of the Subsidiaries have been duly authorized, validly issued, and are fully paid and non-assessable.  There are no outstanding options, warrants or other rights to acquire any shares of capital stock of the Subsidiaries, or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any shares of capital stock of the Subsidiaries, nor is either Subsidiary committed to issue any such option, warrant, right or security.

Section 3.08                                Bank Accounts.    To the knowledge of Seller, Schedule 3.08 sets forth a complete and correct list containing the names of each bank in which the Company or either Subsidiary has an account or safe deposit box or lock box, the account or box number, as the case may be, and the name of each Person authorized to draw thereon or having access thereto.

Section 3.09                                Directors and Officers.     Schedule 3.09 sets forth a list of all of the current directors and officers of the Company and each Subsidiary.

Section 3.10                                Employees and Independent Contractors.     Schedule 3.10 sets forth a list of all of the current employees, consultants and independent contractors of the Company and each Subsidiary.

Section 3.11                                NSR.     The NSR is owned in whole by the Subsidiaries and neither Subsidiary has transferred any right, title or interest in or to the NSR to or in favor of any third Person.  Since August 24, 2006, none of the Company or the Subsidiaries has received any notice of default, forfeiture or termination of or demand under the NSR.

Section 3.12                                No Notice of Violation of Environmental Laws.     Since August 24, 2006, neither the Company nor either Subsidiary has received any written notice of violation, hearing, correction order, cessation order, notice of fine or penalty, notice of proposed assessment or other written notice from any governmental or regulatory authority that it is not in compliance with any Environmental Laws.

Section 3.13                                Brokers’ or Finders’ Fees.     Except as set forth on Schedule 3.13, no agent, broker, investment banker or other Person acting on behalf of Seller, its Affiliates or any of their respective directors or officers, or under the authority of any of them, is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with any of the transactions contemplated hereby.  Neither the Company nor the Subsidiaries is or shall be responsible for any such fee or commission due to the persons set forth on Schedule 3.13.

ARTICLE IV.                       REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as of the date hereof and as of the Closing Date that:

Section 4.01                                Organization and Qualification.     Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Idaho.  Purchaser has all requisite corporate power and corporate authority to purchase the Company Shares, to enter into and to be bound by the terms and conditions of this Agreement, and to consummate the transactions contemplated hereby.

Section 4.02                                Authority.     There exist no legal, contractual or other restrictions upon Purchaser’s capacity and right to purchase the Company Shares from Seller pursuant to the terms and conditions of this Agreement.  The execution and delivery of this Agreement by Purchaser has been authorized by all necessary corporate action on the part of Purchaser, and Purchaser has the requisite corporate power and corporate authority to enter into, execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement, and to take any and all other actions required to be taken by it pursuant to the terms and conditions of this Agreement.

Section 4.03                                Validity and Enforceability.     This Agreement has been duly executed and delivered by Purchaser and when delivered constitutes a legal, valid and binding obligation of

Purchaser, enforceable by Seller against Purchaser in accordance with its terms and conditions, except as the enforcement hereof may be limited by bankruptcy, insolvency, moratorium or other laws relating to or limiting creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

Section 4.04                                Governmental Consents.     No authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body is required to permit Purchaser to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement, to comply with and fulfill the terms and conditions of this Agreement or to purchase the Company Shares from Seller.

Section 4.05                                No Actions Pending.     There are no actions, suits, proceedings or investigations pending or, to the knowledge of Purchaser, threatened, against Purchaser which in any manner challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement, by or before any court, arbitrator or administrative or governmental body.

Section 4.06                                Intent.     Purchaser is acquiring the Company Shares for its own account and not with a view to, or for sale in connection with, any distribution of the Company Shares within the meaning of the United States Securities Act of 1933, as amended 15 U.S.C.  § 77a et seq.  (the “Securities Act”).  Purchaser will not sell or otherwise dispose of any of the Company Shares in a manner which would require registration under the Securities Act or any applicable blue sky law unless such registrations are effected.

Section 4.07                                Sophistication of Purchaser.     Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Company Shares and capable of bearing the economic risks of such investment.

Section 4.08                                Brokers’ or Finders’ Fees.     No agent, broker, investment banker or other Person acting on behalf of Purchaser or any of its directors or officers, or under the authority of any of them, is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with any of the transactions contemplated hereby.

Section 4.09                                Financial Resources.     Purchaser has, or will have before Closing, the financial resources and ability to purchase the Company Shares as contemplated by this Agreement and to fulfill all of its other obligations hereunder.

ARTICLE V.                           CERTAIN COVENANTS, AGREEMENTS AND ACKNOWLEDGMENTS

Section 5.01                                Conduct of the Company.     Except as otherwise contemplated herein, from the date hereof until the Closing Date, Seller shall cause the Company and the Subsidiaries to conduct their businesses in the ordinary course consistent with past practices.  Without limiting the generality of the foregoing, and except as otherwise contemplated herein or otherwise consented to by Purchaser (which consent shall not be unreasonably withheld), from the date hereof until the Closing Date, Seller shall cause the Company and the Subsidiaries to:

(a)                                  not adopt or propose any change in their respective corporate charters or bylaws;

(b)                                 not (i) merge or consolidate with any other Person, (ii) acquire stock or any other equity interest of any other Person or (iii) acquire any other assets, individually or in the aggregate, with an aggregate book value or fair market value in excess of $10,000;

(c)                                  not sell, lease, license or otherwise dispose of any of the Company’s or the Subsidiaries’ assets or property except (i) pursuant to existing contracts or commitments listed on Schedule 5.01(c) (or renewals or extensions thereof) and (ii) in the ordinary course consistent with past practices, but in any event individually or in the aggregate not having a book value or fair market value in excess of $20,000;

(d)                                 not effect any direct or indirect redemption, purchase or other acquisition of any Company or Subsidiary securities, or declare, set aside or pay any dividend or make any other distribution of assets of any kind whatsoever with respect to any Company or Subsidiary securities;

(e)                                  not issue any securities;

(f)                                    not incur, individually or in the aggregate, any Indebtedness in excess of $10,000;

(g)                                 not enter into any contract except in the ordinary course of business consistent with past practice and not modify or amend in any material respect or terminate (other than by allowing a contract to lapse) any contract to which the Company or either Subsidiary is a party;

(h)                                 not loan or advance money or other property to any of its present or former officers, directors or employees;

(i)                                     pay its debts and Taxes when due subject to good faith disputes over such debts and Taxes;

(j)                                     not make or change any Tax election, any annual Tax accounting period, or any method of Tax accounting, or file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(k)                                  not hire any new employee, consultant or independent contractor or change or modify the compensation package or other benefits of any current employee, consultant or independent contractor, other than by renewal or extension, on substantially similar terms of, any existing contract or arrangement;

(l)                                     maintain existing insurance coverage; or

(m)                               not knowingly take any action that would render any of Seller’s representations or warranties herein untrue or incorrect.

Section 5.02                                Access.     From the date hereof until the Closing Date, and subject to any applicable attorney client and work product privileges, the Seller shall cause the Company to

(a) give, and shall cause each Subsidiary to give, Purchaser and its Representatives, access, upon reasonable notice and during normal business hours, to all employees, offices, properties, warehouses and other facilities and books and records of the Company and its Subsidiaries, (b) permit Purchaser and its Representatives to make such inspections as they may require; (c) cause the employees, officers and directors of the Company and each Subsidiary to furnish Purchaser and its Representatives such financial, tax, and other data and information relating to the Company and its Subsidiaries as such Persons may from time to time reasonably request and (c) provide reasonable access to and facilitate meetings with the employees, officers, directors, independent contractors, consultants, counsel and financial advisors of the Company and its Subsidiaries and instruct such persons to cooperate with Purchaser and its Representatives in its investigation of the Company and its Subsidiaries.

Section 5.03                                Confidentiality; Copies of Documents.   (a)             That certain non-disclosure letter agreement by and between the Purchaser and the Seller dated as of the date hereof (the “Non-Disclosure Agreement”) shall remain in full force and effect in accordance with its terms until the Closing, at which time it is hereby terminated; provided, that Section 3 of the Non-Disclosure Agreement shall, so long as this Agreement is in effect, not apply and the subject matter of such Section 3 shall instead be addressed by Section 10.09 of this Agreement.  After the Closing, the provisions of this Section 5.03 shall replace the Non-Disclosure Agreement.  If this Agreement is, for any reason, terminated prior to the Closing being consummated, the Non-Disclosure Agreement shall nonetheless continue in full force and effect in all respects in accordance with its terms.

(b)                                 Following the Closing, Seller and its Affiliates will hold, and will use their reasonable best efforts to cause their respective Representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of applicable Law and following prompt notice to Purchaser to afford the opportunity to prevent such disclosure, all documents and information concerning the Company and its Subsidiaries (“Confidential Company Information”), except to the extent that such information can be shown to have been in the public domain through no fault of Seller or its Affiliates.  Notwithstanding the foregoing, Seller may disclose such Confidential Company Information (i) to its Representatives so long as such Persons are informed by Seller of the confidential nature of such information and are directed by Seller to treat such information confidentially in accordance with this Agreement, and (ii) in connection with the defense or other response to any Claims brought against Seller or its Affiliates relating to the Company, either Subsidiary, or the Site, provided that Seller and any such Affiliates notify Purchaser before any such disclosure and make reasonable best efforts to protect the confidentiality of such Confidential Company Information in the context of such Claim.

(c)                                  (i)                                     Notwithstanding anything to the contrary contained herein or otherwise, Seller shall be entitled to retain a copy of any and all documents, files and other materials (whether electronic or otherwise) of or relating to the Company, either Subsidiary, or the Site.  Seller agrees that any such documents, files and other materials that it retains pursuant to this Section shall constitute Confidential Company Information subject to Section 5.03(b).

                                                (ii)                                  Purchaser shall not destroy, shall cause the Company and the Subsidiaries not to destroy, and shall cause any successor to the foregoing not to destroy, any such documents, files or other materials for a period of at least five (5) years following the Closing (or longer to the extent required by applicable Law or otherwise) and shall provide Seller (at Seller’s expense) with a copy of any such documents, files or other materials requested by the Seller following the Closing to the extent Seller has a reasonable need for such materials.

(d)                                 From and after the date of Closing, Seller agrees that if it discovers in its possession or in the possession of any of its Affiliates any books and records that belong to the Company or either Subsidiary, it will promptly provide the originals thereof to the Purchaser.  Seller agrees that any such books and records shall constitute Confidential Company Information subject to Section 5.03(b), and Purchaser agrees that any such books and records will be subject to Section 5.03(c).  From time to time within eighteen (18) months after the Closing, Purchaser may request that Seller provide financial information in the possession of Seller or its Affiliates that relates to the Company or the Subsidiaries.  If Seller has reasonable access to such financial information, Seller shall promptly provide it to Purchaser.

Section 5.04                                Management of the Site.    (a)                                    Prior to the Closing Date, Seller shall cause the Company and ETI not to alter materially ETI’s current practices in connection with either (i) the zero discharge permit No.  NVN – 072270 issued to ETI by the Nevada Division of Environmental Protection under the Nevada Water Pollution Control Act with respect to the Site or (ii) the mine reclamation permit No.  0044 issued to ETI jointly by Nevada Division of Environmental Protection and the federal Bureau of Land Management with respect to the Site (collectively, the “Existing Permits”).

(b)                                 From and after the Closing Date, Purchaser shall take all necessary actions, and cause the Company and the Subsidiaries to take all necessary actions, to pay and discharge as they become due any and all liabilities (including all liabilities arising from contracts or under the Environmental Laws or Environmental Permits), and to perform all of the obligations (including all obligations arising from contracts or under the Environmental Laws and Environmental Permits), applicable to, arising out of, or relating in any way to the Site, or any past, present or future operations by any Person at or with respect to the Site, or the condition (including environmental condition) of the Site, and specifically including any obligations or liabilities relating to closure, post-closure monitoring, and remediation and reclamation of the Site, regardless of when any such liabilities or obligations occur, occurred, accrue, arise, or arose.  Further, from and after the Closing, Purchaser shall cause the Company and the Subsidiaries not to sue, or assert any Claim against, Seller or any of the other Seller Indemnitees (as defined in Section 6.03) with respect to any such liabilities or obligations, except with respect to any Damages arising from Seller’s fraud, intentional misrepresentation or criminal activity.

Section 5.05                                Quarterly Reporting.     From and after the Closing until the tenth anniversary of the Closing Date or, if earlier, until the release of all financial assurance obligations provided in connection with either Existing Permit, Purchaser shall provide Seller with (i) quarterly written reports describing the status of any allegations, inquiries, investigations, enforcement actions, notices of violations, or other disputes or Claims with or by any governmental regulators or other authorities with respect to any alleged non-compliance with the Existing Permits or non-compliance with any Environmental Law relating to the Site; and (ii) copies of any correspondence or other written communication with governmental regulators or authorities with respect to any of the foregoing.  Notwithstanding the foregoing, Purchaser shall not be obligated to provide to Seller any information that it is not permitted by Law to disclose or any information that is subject to the attorney client privilege or attorney work product doctrine.  Such reports, together with the copies referenced above, shall be delivered to Seller every three months, with an initial date to be determined by the Purchaser to be within four (4) months of the Closing Date.  Seller agrees that all quarterly reports delivered pursuant to this Section 5.05 shall be Confidential Company Information and shall be subject to Section 5.03(b) of this Agreement.

Section 5.06                                Change of Company Name; Continuing Business of the Company.

(a)                                  As soon as practicable following Closing, but in no event more than ten (10) Business Days after the Closing Date, Purchaser shall cause both the Company and ETI to take all steps necessary to change the name of such entities such that the names will not contain the word “Equatorial” or any similar words, and Purchaser shall promptly deliver to Seller copies of state filings evidencing such name changes.  Purchaser shall also cause the Company and ETI promptly following Closing to cease using the word “Equatorial” or similar words in any “doing-business-as” or other name, or in connection with any business activities, including in or on logos, trademarks or other intellectual property marks, or on business letterhead or business cards.

(b)                                 Purchaser hereby covenants and agrees that, from and after Closing, it shall not permit the Company or either Subsidiary to engage, directly or indirectly, in (i) any business or activity unrelated to the Site other than, to the extent permitted by applicable law, the distribution to Purchaser of any cash or other assets or (ii) any mining, beneficiation, mineral processing or related operations at the Site.  Nothing herein shall prevent or preclude Purchaser from engaging in any business or activity other than through the Company or the Subsidiaries.

Section 5.07                                Notification of Certain Matters.     Between the date hereof and the Closing, (a) the Seller shall promptly notify the Purchaser (in the case of any of the following related to the Seller or the Company or either of the Subsidiaries) and (b) the Purchaser shall notify the Seller (in the case of any of the following related to the Purchaser), in each case of the occurrence or non-occurrence of any event that is likely (i) to cause any representation or warranty of any Party to be untrue or inaccurate in any material respect on any date at or prior to the Closing, or (ii) to result in any failure of any Party to comply with or satisfy any covenant, condition (including a closing condition set forth in Section 8.02 or 8.03) or agreement to be complied with or satisfied by any Party hereunder.  Each such notice shall include a reasonably detailed description of the event or occurrence described therein.  No delivery of any notice pursuant to this Section 5.07 shall limit or otherwise affect the remedies available hereunder to any of the Parties receiving such notice.

Section 5.08                                Amendments to Exhibit A.     The Parties acknowledge and agree that Exhibit A is intended to cover the entire property located near the town of Tonopah in the State of Nevada which was directly or indirectly owned by the Company or either Subsidiary or on which the Company or either Subsidiary, directly or indirectly, engaged in mining, beneficiation, mineral processing and related operations or which is otherwise covered by the NSR.  The existing Exhibit A shall be supplemented with a map or maps showing the location of the Site within 5 Business Days of the date hereof, which map(s) shall be provided to Seller by

Purchaser.  In the event that either Party identifies any errors in Exhibit A (including such map or maps) prior to Closing, the Parties shall cooperate in good faith to resolve such errors and shall replace Exhibit A with a corrected version, which replacement shall serve as Exhibit A for all purposes of this Agreement.

ARTICLE VI.                       SURVIVAL; INDEMNIFICATION AND GENERAL RELEASE

Section 6.01                                Survival.     The representations and warranties made in Sections 3.01, 3.02, 3.03, 3.04, 3.07 and 3.11 and Sections 4.01, 4.02, 4.03, 4.04 and 4.09 shall survive indefinitely, and all other representations and warranties made by either Party in this Agreement shall expire two years from the Closing.

Section 6.02                                Indemnification by Seller.     Seller hereby agrees to defend at its own expense, hold harmless and indemnify Purchaser and its Affiliates and each of their respective Representatives, successors and assigns (collectively, the “Purchaser Indemnitees”), from, against and for any Claims or Damages that are based upon, relate to or arise out of:

(a)                                  the failure of Seller to transfer to Purchaser at the Closing (if the Closing shall occur) good and valid title to the Company Shares, free and clear of all Liens and rights of others;

(b)                                 any misrepresentation by Seller in this Agreement or any breach of any representation or warranty made by Seller in this Agreement;

(c)                                  any failure by Seller to perform any covenant or agreement made by Seller in this Agreement; or

(d)                                 any withholding tax pursuant to Code section 1445 with respect to the transactions contemplated hereby.

Section 6.03                                Indemnification by Purchaser.     Purchaser shall defend at its own expense, hold harmless and indemnify Seller and its Affiliates, and each of their respective Representatives, successors and assigns (collectively, the “Seller Indemnitees”) from, against and for any Claims or Damages that are based upon, relate to or arise out of:

(a)                                  any misrepresentation by Purchaser in this Agreement or breach of any representation or warranty made by Purchaser in this Agreement;

(b)                                 any failure by Purchaser to perform any of the covenants or agreements contained in this Agreement; or

(c)                                  any liability, obligation, matter, cause, act, omission, conduct, event or other thing arising out of or relating to the Site or the Company’s or either Subsidiary’s past, present or future ownership, operations, transactions or other dealings at or with respect to the Site, whether occurring or existing prior to or as of, or arising subsequent to the Closing Date (or both) and whether known or unknown, foreseen or unanticipated, or fixed or contingent as of the Closing Date, and regardless of whether such Claims or Damages arise by way of Law, permit, contract or otherwise, and including without limitation all obligations and liabilities under Environmental

Laws or Environmental Permits; provided, however, that the obligations in this clause (c) shall apply only if the Closing occurs; and provided further that obligations in this clause (c) shall not apply to the extent that the item or event otherwise giving rise to the obligations under this clause

(c)                                  constitutes a breach of any representation or warranty made by Seller in this Agreement or is caused by any failure by Seller to perform any covenant or agreement made by Seller in this Agreement.

Section 6.04                                Third Party Claims.  (a)                       As promptly as possible after the receipt by any indemnified Person of any Claim brought by a third party to which Section 6.02 of 6.03 applies (a “Third Party Claim”), the indemnified Person shall give written notice (the “Indemnity Notice”) to the indemnifying Party describing such Third Party Claim; provided, however, that the failure of any indemnified Person to provide such Indemnity Notice shall not relieve the indemnifying Party of its obligations hereunder, except to the extent that the indemnifying Party is materially prejudiced as a result of such failure.

(b)                                 The indemnifying Party will have the right to control at its expense the defense of the indemnified Person against any such Third Party Claim with counsel of the indemnifying Party’s choice reasonably satisfactory to the indemnified Person, so long as (i) the indemnifying Party notifies the indemnified Person in writing within thirty (30) days after receipt of the Indemnity Notice that the indemnifying Party will indemnify the indemnified Person from and against any Damages that the indemnified Person may suffer based upon, relating to or arising out of such Third Party Claim, (ii) the indemnified Person is reasonably satisfied that the indemnifying Party will have the financial resources to defend against any such Third Party Claim and to fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (iv) the indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c)                                  In the event any of the conditions in Section 6.04(b)(i), (ii), (iii) or (iv) above is or becomes unsatisfied, the indemnified Person will have the right to control the defense with counsel of its choosing, and to consent in good faith to the entry of any judgment or enter into any good faith settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate; provided, however, that (i) the indemnifying Party will reimburse the indemnified Person promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (ii) the indemnifying Party will remain responsible for any Damages the indemnified Person may suffer because of such Third Party Claim (including by way of good faith settlement or judgment).

(d)                                 If the indemnifying Party assumes at its own expense the defense of any such Third Party Claim, (i) the indemnifying Party will inform the indemnified Person of material developments related to the status of any such Third Party Claim, and (ii) any defense, settlement or compromise made by the indemnifying Party of any such Third Party Claim must be made in good faith and must include a full release of the indemnified Person.  The indemnified Person shall cooperate with the indemnifying Party and its counsel in the defense, settlement and/or compromise of any Third Party Claim.

Section 6.05           No Warranty.     Seller is making no representation, warranty or guarantee, and Purchaser acknowledges that neither Seller nor any Representative of Seller has made any representations, warranty or guarantee, express or implied, relating to the nature, extent or existence of any Hazardous Substances or conditions on, under or about the Site or any obligations or liabilities (including obligations and liabilities under the Environmental Laws or Environmental Permits) that currently exist or may exist in the future, or any other matters whatsoever, that are not set forth herein.  No such statements, representations or information provided to Purchaser by Seller, or any Representative of Seller, shall be binding or enforceable, or shall be considered as binding representations, guarantees, warranties, and/or covenants of any kind or nature whatsoever, express or implied.  Purchaser covenants that it shall not seek, directly or indirectly, to impose or enforce any liability or obligation on the Seller at any time as a consequence of the past, present or future condition, quality, zoning or uses of the Site, or any part of it.

ARTICLE VII.      TAX MATTERS

Section 7.01           Preparation and Filing of Tax Returns; Payment of Taxes.

(a)           Subsequent to Closing, Seller shall have no right or obligation to prepare or file any Tax Returns of the Company and/or the Subsidiaries, or any liability with respect to any Tax payments required thereby or relating thereto.  Subsequent to Closing, Purchaser shall cause to be prepared and filed (to the extent permissible under applicable law, in a manner consistent with past practice) on a timely basis all Tax Returns for the Company and the Subsidiaries for all taxable periods ending on or prior to, or including, the Closing Date which have not been filed on or before the Closing Date (the “Pre-Closing Tax Returns”) and shall pay or cause to be paid any Taxes required thereby or relating thereto.  Subsequent to the execution of this Agreement through Closing, Seller shall cause to be filed all Tax Returns of the Company and/or the Subsidiaries when due and shall not seek extension of any filing dates.  Seller shall comply with all Tax Laws in preparing such Tax Returns, which shall be correct and complete.  Any liability shown on the face of Tax Returns filed by Seller on or prior to Closing shall be at Seller’s sole expense.  Any settlement of Tax liabilities of the Company and/or the Subsidiaries subsequent to the execution of this Agreement and on or prior to Closing shall be at Seller’s sole expense.

(b)           Seller shall provide Purchaser with such assistance and documents, without charge and in a timely fashion, as may be reasonably requested by Purchaser in connection with (i) the preparation of any Tax Return, or (ii) the conduct of any audit, hearing, arbitration, suit or other proceeding by or before a Taxing Authority to investigate or resolve the existence or extent of a liability owed with respect to Taxes (a “Tax Contest”); provided that Seller shall not by reason of the foregoing be obligated to incur any out-of-pocket costs.  Such assistance shall include, without limitation: (i) the provision of books, records, Tax Returns, documentation or other information relating to any relevant Tax Return (“Tax Data”); (ii) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax Return, or in connection with any Tax Contest, including, without limitation, the execution of powers of attorney and extensions of applicable statutes of limitations; and (iii) the use of reasonable efforts to obtain any documentation from any Taxing Authority or other Person that may be necessary or reasonably helpful in connection with the foregoing.

(c)           Prior to Closing Seller shall, and following Closing Purchaser shall, cause the Company and the Subsidiaries to, retain or cause to be retained the Tax Data, all Tax Returns, schedules and workpapers, and all material records or other documents relating thereto, until one year after the expiration of all applicable statutes of limitations (including any waivers or extension thereof) with respect to the Taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that either Purchaser or Seller, as the case may be, may reasonably request in writing with respect to specifically designated material records or documents; provided, however, that in the event an audit, examination, investigation or other proceeding has been instituted prior to the expiration date of an applicable statute of limitations, the Tax Data and Tax documentation relating thereto shall be retained until there is a final determination thereof (and the time for any appeal has expired).

(d)           Purchaser and Seller shall each pay one-half of any and all transfer, stamp and documentary Taxes, and any transfer or recording fees and charges, imposed in connection with the consummation of the transactions provided for by this Agreement by any United States state or local Taxing Authority (collectively, “Transfer Taxes”).  For the avoidance of doubt, the Parties agree that no Income Taxes, Taxes pursuant to the Code, and Taxes imposed under the laws of Australia or any other non-U.S. jurisdiction (or of subdivisions, units, or components thereof) shall be deemed Transfer Taxes.  The Parties agree to use their commercially reasonable efforts to minimize the Transfer Taxes.  Purchaser shall cause to be prepared and timely filed all Tax Returns relating to Transfer Taxes (“Transfer Tax Returns”) which either Purchaser or Seller, as the case may be, has primary responsibility for filing under applicable Law and shall cause all such Transfer Taxes to be duly and timely paid in full.  Purchaser shall cause copies of each such Transfer Tax Return and of all relevant work papers and other relevant documents to be delivered to Seller within thirty (30) days after the date of filing such Transfer Tax Return.

ARTICLE VIII.     CLOSING

Section 8.01           The Closing.     The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Goodwin Procter, LLP, at 901 New York Avenue, NW, Washington D.C., 20001 on January 31, 2007, assuming that all conditions to closing set forth in this Article VIII are satisfied, or at such other date, time or place as the Parties may agree; provided, however, that the Parties intend any such alternative date to be within three (3) Business Days after the satisfaction or waiver of such conditions.  The date on which the Closing occurs shall be the “Closing Date.” The Closing shall be effective as of 11:59 p.m.  Nevada time on the Closing Date.

Section 8.02           Conditions to Purchaser’s Obligation to Close.     The Purchaser’s obligation to consummate the Closing shall be contingent upon the following conditions:

(a)           The representations and warranties of Seller set forth in this Agreement, or in any other document or certificate that shall be delivered to Purchaser by Seller under this Agreement, are true and correct in all material respects on and as of the date made and as of the Closing Date as if made on the date thereof (except to the extent such representation or warranty specifies an earlier date).

(b)           Seller shall have performed in all material respects all obligations and covenants required to be performed by it prior to the Closing Date under this Agreement.

(c)           No Order shall be in effect which prohibits the consummation of the transaction at the Closing and no proceeding of any nature is pending or threatened in writing by a governmental authority which is reasonably likely to result in an Order having such an effect.

(d)           Neither the consummation nor the performance of the transaction contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of any applicable Law.

(e)           Seller shall have delivered to Purchaser all of the deliveries required pursuant to Section 8.04 below.

(f)            During its due diligence review, Purchaser shall not have discovered any issues relating to the Company or either Subsidiary that are not known, as of the date of this Agreement, to Purchaser and that in Purchaser’s reasonable judgment, are likely to constitute or give rise to any liability of the Company or the Subsidiaries, other than a liability under any Environmental Law relating to the Site for which the Purchaser may already be responsible, in excess of Three Hundred Fifty Thousand Dollars ($350,000.00), in the aggregate.  Purchaser shall notify Seller immediately upon discovery of any such liability.

(g)           Purchaser shall not have discovered any Lien held by any third Person on the NSR.

Section 8.03           Conditions to Seller’s Obligation to Close.     The Seller’s obligation to consummate the Closing shall be contingent upon the following conditions:

(a)           The representations and warranties of Purchaser set forth in this Agreement, or in any other document or certificate that shall be delivered to Seller by Purchaser under this Agreement, are true and correct in all material respects on and as of the date made and as of the Closing Date as if made on the date thereof (except to the extent such representation or warranty specifies an earlier date).

(b)           Purchaser shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement prior to the Closing Date.

(c)           No Order shall be in effect which prohibits the consummation of the transaction at the Closing and no proceeding of any nature is pending or threatened in writing by a governmental authority which is reasonably likely to result in an Order having such an effect.

(d)           Neither the consummation nor the performance of the transaction contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of any applicable Law.

(e)           Purchaser shall have delivered to Seller all of the deliveries required pursuant to Section 8.05 below.

Section 8.04           Deliveries by Seller.     At the Closing, Seller shall deliver to Purchaser the following documents and other items:

(a)           certificates for the Company Shares accompanied by duly executed stock powers for transfer to Purchaser;

(b)           a certificate of a duly authorized officer of the Seller certifying to Purchaser that the conditions set forth in Sections 8.02(a) and (b) are satisfied;

(c)           written resignations of all those respective directors and officers of the Company and each Subsidiary as designated prior to the Closing by the Purchaser, such resignations to be effective as of the Closing;

(d)           evidence reasonably satisfactory to the Purchaser that the access to the bank accounts of each Person authorized to draw on or have access to the bank accounts as set forth on Schedule 3.08 have been withdrawn and each bank in which the Company or either Subsidiary has an account or safe deposit box or lock box as been notified of such withdrawal.

(e)           the minute books, stock ledger and corporate seal for the Company and each Subsidiary; and

(f)            effective control (reasonably satisfactory to Purchaser) over any other corporate records and files belonging to the Company or either Subsidiary and in the possession of Seller and/or its Affiliates.

Section 8.05           Deliveries by Purchaser.     At the Closing, Purchaser shall deliver to Seller the following duly executed documents and other items:

(a)           The payment required by Section 2.02 above pursuant to the instructions in Schedule 2.02; and

(b)           a certificate of a duly authorized officer of the Purchaser certifying to Seller that the conditions set forth in Sections 8.03(a) and (b) are satisfied.

ARTICLE IX.        TERMINATION

Section 9.01           Termination.     Notwithstanding anything herein to the contrary, this Agreement may be terminated before the Closing only as provided below, and in no other manner, provided, however, that the terminating Party is not in material breach of its representations, warranties, commitments, agreements or covenants set forth herein:

(a)           by mutual consent in writing of Purchaser and Seller;

(b)           by the Seller or Purchaser at any time after January 31, 2007, unless extended by mutual consent in writing of Purchaser and Seller; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date;

(c)           by Purchaser upon written notice to Seller if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligation of Purchaser to consummate the Closing contemplated by this Agreement as set forth in Section 8.02; or

(d)           by Seller upon written notice to Purchaser if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligation of Seller to consummate the Closing contemplated by this Agreement as set forth in Section 8.03.

Section 9.02           Effect of Termination.     In the event that this Agreement shall be terminated pursuant to Section 9.01, all future obligations of the Parties under this Agreement shall terminate without further liability of any Party to another; provided, however, that a termination under this Article IX shall not relieve any Party of any liability for a breach of this Agreement prior to such termination, or be deemed to constitute a waiver of any available remedy for any such breach or to impair the right of any Party to compel specific performance by any other Party of its surviving obligations under this Agreement and provided further that the obligations under and terms of Section 5.03 and Articles VI and X shall survive termination of this Agreement.

ARTICLE X.         MISCELLANEOUS

Section 10.01         Assignment; Benefit of Parties.     No Party may assign this Agreement without the written consent of the other; provided, however, that either Party may, without the consent of the other, assign its rights and obligations under this Agreement (together or separately) to any Affiliate or successor in interest to such Party, provided further that such assigning Party shall remain responsible for performing any obligations hereunder.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.02         Counterparts.     This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.03         Efforts and Cooperation.     Subject to the terms and conditions of this Agreement, each Party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.  The Parties each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement, and from time to time, upon the request of any other Party to this Agreement and without further consideration, to execute, acknowledge and deliver in proper form any further instruments, and take such other action as any other Party may reasonably require, in order to effectively carry out the intent of this Agreement.

Section 10.04         Expenses.     The Purchaser and Seller shall each pay their own expenses incurred in connection with the negotiation and performance of this Agreement, including, but not limited to, the fees and expenses of their respective brokers, attorneys and other advisors.

Section 10.05         Index, Captions, Schedules and Exhibits.     The index and the captions of the Articles and Sections of this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of this Agreement.  All references to Schedules and Exhibits are to those Schedules and Exhibits attached hereto and are hereby incorporated in and made a part of this Agreement as if set forth in full herein, unless otherwise indicated.  Capitalized terms used in any Schedule or Exhibit to this Agreement but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

Section 10.06         Notices.     All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of dispatch if delivered personally, by-email or by facsimile, on the following day if delivered by Federal Express or similar overnight courier, to the Party to whom notice is to be given, or on the fifth day after mailing if mailed to the Party to whom notice is to be given by certified or registered mail, return receipt requested, and properly addressed as follows (with a copy sent as provided below):

If to Seller:	Equatorial Mining Limited
Ahumada 11, piso 12
Santiago, Chile
Attention: Sebastian Gil, CEO
Fax: 56 2 377 5325
Phone: 56 2 377 5126
sgil@aminerals.cl

With copies to (which shall not constitute notice):

Goodwin Procter LLP
901 New York Ave., N.W.
Washington, D.C. 20001
Attention: Michael S. Giannotto, Esq.
Fax: 202-346-4444
Phone: 202-346-4000
mgiannotto@goodwinprocter.com

If to Purchaser, to:	Idaho General Mines, Inc.
10 N. Post Street
Suite 610
Spokane, WA 99201
Attention: Robert L. Russell, President and CEO
Fax: 509-838-0457
Phone: 509-838-1213
rrussell@igmines.com

and

Idaho General Mines, Inc.
10 N. Post Street
Suite 610
Spokane, WA 99201
Attention: Henry A. Miller, Executive Vice President and
CFO
Fax: 888-832-6265
Phone: 509-838-1213 hmiller@igmines.com

With copies to (which shall not constitute notice):

Crowell & Moring LLP
1001 Pennsylvania Ave., N.W.
Washington, D.C. 20004
Attention: Timothy McCrum, Esq. and Mitchell
Rabinowitz, Esq.
Fax: 202-628-5116
Phone: 202-624-2500
rmccrum@crowell.com and mrabinowitz@crowell.com

Any Party may change its representative for purposes of this Section 10.06 by giving the other Parties written notice of the new representative in the manner set forth above.

Section 10.07         Entire Agreement.     This Agreement, together with any Schedules and Exhibits referred to herein, which form a part of this Agreement, contains the entire understanding of the Parties with respect to the transactions provided for herein.  There are no representations, promises, warranties, covenants or undertakings with respect to the transactions provided for in the Agreement other than those expressly set forth or provided for in the Agreement.  The Agreement supersedes all prior negotiations, agreements and understandings among the Parties, whether written or oral, with respect to the transactions contemplated by the Agreement.

Section 10.08         Governing Law and Choice of Forum.     This Agreement and all transactions contemplated hereby shall be governed, construed and enforced in accordance with the laws of the State of Delaware, notwithstanding any jurisdiction’s choice of law rules to the contrary.  Any Party may elect to bring a claim relating to the interpretation, validity, or breach of this Agreement, or any other dispute arising out of or under this Agreement in any of the state or federal courts located in the State of Delaware (“Designated Courts”) except if or to the extent such Designated Courts do not possess subject matter jurisdiction over the claim or refuse to exercise jurisdiction over the claim, in which case such Party may bring its claim in any other court that may exercise jurisdiction over the claim.  Each Party hereto irrevocably and unconditionally agrees that all disputes arising out of or under this Agreement, unless settled by the Parties, shall be heard and determined in, and submits to the exclusive jurisdiction of, the Designated Courts except if or to the extent that all such Designated Courts do not possess subject matter jurisdiction over the dispute or otherwise decline to exercise jurisdiction, in which case the claim may be brought in any other court that may exercise jurisdiction over the claim.  Each Party hereto hereby waives, and agrees not to assert in any such dispute, any defense based upon a lack of personal jurisdiction, improper venue, forum non conveniens, or any similar defense in any claim brought in any Designated Court.  Each of the Parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 10.06.  Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable law.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE HEREUNDER.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.08.

Section 10.09         Announcements.     Any Party may disclose to any third Person the fact and general substance and effect of this Agreement.  No Party shall, without the prior written consent of the other, disclose the monetary terms of this Agreement to any third Person, except to (a) its Representatives; (b) other third Persons as necessary to conduct the respective business affairs of the Parties; or (c) as may be required by applicable Law or the rules of any applicable stock exchange.  Prior to the Closing, the Parties shall consult each other prior to issuing any press releases or otherwise making any public statements regarding this Agreement and the transactions contemplated hereby.

Section 10.10         Waiver of Compliance; Modifications.     The Party for whose benefit a warranty, representation, covenant, promise, or condition is intended may in writing expressly and specifically waive any inaccuracies in the warranties and representations contained in this Agreement, compliance with any of the covenants or conditions contained herein, and/or performance of any of the obligations of any other Party hereto and any defaults hereunder; provided, however, that such waiver shall not affect or impair the waiving Party’s rights, if any, with respect to any other warranty, representation or covenant or any default hereunder.  No supplement, modification or amendment of this Agreement shall be binding unless it is in writing and executed by all of the Parties hereto.

Section 10.11         Other Persons.     Except as expressly set forth in this Agreement, including with respect to any Seller Indemnitees or Purchaser Indemnitees, nothing in this Agreement is intended to, or shall be deemed to, confer any rights or remedies under or by reason of this Agreement on any Person other than the Parties hereto and their respective successors and permitted assigns.

Section 10.12         No Presumption.     The Parties to this Agreement have been represented by outside counsel in the negotiation and drafting of this Agreement, and this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretations against the Party drafting or causing any instrument to be drafted.

Section 10.13         Enforcement.     The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity, and pursuant to the express terms of this Agreement.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

EQUATORIAL MINING LIMITED

Signature of Director:	/s/ Ramon Jara
Name: Ramon Jara

Signature of Director:	/s/ Marcelo Awad
Name: Marcelo Awad

IDAHO GENERAL MINES, INC.

By:	/s/ Robert L. Russell
Name: Robert L. Russell
Title: President and CEO

Schedule 2.02(a)
Wire Instructions for Payment at Closing

Account Name: Equatorial Mining Limited No 1.

Account Number: 100621255USD115601

Swift Address: CTBAAU2SFXD Bank: Commonwealth Bank of Australia

Branch: Sydney, NSW Australia

Schedule 3.08
Bank Accounts

ETI has the following bank accounts:

1)                                      Commonwealth Bank of Australia Account

Account Number: 100638639USD115601

Branch: Sydney, NSW Australia

Authorized Persons: Ramon Jara, Marcelo Awad, Alejandro Rivera, Francisco Veloso, Eduardo Flores, Ricardo Muhr, Sebastian Gil, Olivar Hernandez, Francisco Charlin, Corinne Roach, Anthony Sherlock

2)                                      Nevada State Bank (132 Erie Main Street, Tonopah NV)

Enterprise Checking Account Number 0482005873

Authorized Persons: Brad Paxton, Deborah K.  Hreblyn, James A.  Brooks

3)                                      Nevada State Bank (132 Erie Main Street, Tonopah NV)

Interest Checking

Account Number: 0482012663

Authorized Persons: Brad Paxton, Deborah K.  Hreblyn, James A.  Brooks

Schedule 3.09
Directors and Officers

Current Directors and Officers of the Company

Directors: Ramón Jara, Marcelo Awad

President: Sebastián Gil

Secretary: Marcelo Awad

Current Directors and Officers of ETI

Directors: Ramón Jara, Marcelo Awad

President: Sebastián Gil

Secretary: Marcelo Awad

Current Directors and Officers of TCTMC

Directors: Ramón Jara, Marcelo Awad

President: Sebastián Gil

Secretary: Marcelo Awad

Schedule 3.10
Employees and Independent Contractors

None of the Company or either Subsidiary have any employees.

Contractors:

Dawhn Bodyfelt: Post Closure Monitoring

Bonnie Buckley: Tax return preparation

Schedule 3.13
Sellers’ Brokers’ or Finders’ Fees

Seller has agreed to pay Loren International LLC a bonus payment upon completion of the transaction contemplated by the Agreement.  Such bonus payment will be made by Seller and not the Company or the Subsidiaries.

Schedule 5.01(c)
Contracts or Commitments

Loren International LLC: Financial and accounting services contract

Dawhn Bodyfelt: Post Closure Monitoring contract

Bonnie Buckley: Tax return preparation contract

Arcadis: Moly pit lake monitoring contract (1 outstanding payment of $25.000 due in 2010.

High Desert Winds: contract for provision of electricity for environmental monitoring.  This is now between ETI and Purchaser (after it acquired the Site).

Exhibit A

Legal Description of Site

See Attached (originally emailed from Henry Miller to Sebastian Gil and Others on December 8, 2006)

Fee Lands

The following described land, located in Nye County, State of Nevada, to wit:

T5N, R41E, MDB&M

Section 1:                                            All

Section 2:                                            Lot 1, SE1/4 NE1/4, E1/2 SE1/4

Excepting therefrom all that certain real property conveyed to Sierra Pacific Power Company by Deed recorded January 1, 1981 in Book 295 page 553 of Official Records as File No. 36411, Nye County, Nevada, records which is situate in Lot 1 and the Southeast Quarter (SE1/4) of the Northeast Quarter (NE1/4) if Section 2, Township 5 North, Range 41 East, MDB&M, Nye County, Nevada, more particularly described as follows:

Commencing at a found section corner designating the Southeast corner of Section 35, T6N, R41E, MDB&M; thence North 88 degree54’32” West, 1036.28 feet, along the North section line of said Section 2; thence South 026’57” West, 1248.87 feet, to a point lying on the North Substation boundary line also the True point of Beginning; then south 89degree33’03” East, 300.00 feet; Thence South 0degree26’57” West, 400.00 feet; thence North 89degree33’03” West, 400.00 feet; thence North 0degree26’57” East, 400.00 feet, along the 1/16 line of said Section 2; thence South 89degree33’03” East, 100.00 feet to the True Point of Beginning.

Containing 3.673 acres, more or less.

Section 11:                                      E1/2 E1/2

Section 12:                                      All

Section 13:                                      N1/2

Section 14:                                      E1/2 NE1/4

T6N, R41E, MDB&M

Section 25:                                      S1/2 S1/2

Section 26:                                      SE1/4 SE1/4

Section 35:                                      E1/2 E1/2

Section 36:                                      All

T6N, R42E, MDB&M

Section 31:                                      SW1/4

T5N, R42E, MDB&M

Section 6:                                            Lots 3, 4, 5, 6, 9, 10, 13, SE1/4 NW1/4, E1/2 SW1/4, SW1/4 SE1/4

Section 7:                                            Lots 1, 2, 3, 4, 5, 6, 7, 8, E1/2 W1/2, SE1/4

Section 8:                                            Lots 1, 2, E1/2 NW1/4, NE1/4

T6N, R42E, MDB&M

Section 30:                                      Lots 13, 14, 15, 16

Section 31:                                      Lots 5, 6, 7, 8, 9, 10, 11, 12, 14, 15

Section 32:                                      W1/2 NW1/4

Aggregating 5,117.08 acres, more or less

Patents received from the United State of America in 1970 and 1972 for the above-described lands are recorded in the office of the Recorder of Nye County, Nevada:

	Recording Data
Patent Number:	Book	Page
27-70-0125	133	171
27-70-0084	157	480

EXCEPTING THEREFROM:

A.                                   Reservation to the United State in the above land patents:

1.                                       A right-of-way thereon for ditches and canals constructed by the authority of the United States Act of August 30, 1880, 26 Stat. 391; 43 U.S.C. 945.

2.                                       The right to itself, its permittees or licenses to enter upon, occupy, and use, any or all of Lot 13, Sec. 30, T6N, R42E, lying within 50 feet of the center line of transmission line right-of-way of Sierra Pacific Power Company, Project No. 2703, for the purposes set forth in and subject to the condition and limitations of Section 24 of the Federal Power Line Act of June 10, 1920 41 Stat. 1075 as amended, 16 U.S.C. 818.

3.                                       The right to itself, permittees or licensees to enter upon, occupy, and use any and all of Lots 3, 4, SW1/4 NW1/4, NW1/4 SW1/4, Section 1; E/1/2 SE1/4 Section 2; NE1/4 NE1/4, Section 11; T5N, R41E, SE1/4 SE1/4 Section 25; NE1/4, E1/4 SW1/4, W1/2 SE1/4 Section 36, T6N, R41E, MDB&M, Nevada lying within 50 feet if the center line of transmission line right-of-way of Sierra Pacific Power Company, Project No. 2703; for the purposes set forth in and subject to the condition and limitation of Section 24 of the Federal Power Act of June 10, 1920 41 Stat. 1075, as amended 16 U.S.C. 818.

B.                                     Conveyances to Sierra Pacific Power Company:

1.                                       Easement to relocate 60KV transmission line referred to in 2 and 3 above (1980). Recorded in the official records of Nye County, Nevada in Book 399, page 93. A portion of the Northeast one-quarter (NE1/4) of Section 11, the East one-half (E1/2) of Section 2, and the Northwest one-quarter (NW1/4) if Section 1, T5N, R41E, MDB&M, Nye County, Nevada.

An electric transmission line easement 50 feet wide, lying 25 feet on each side of the following described centerline commencing with the True Point of Beginning, excepting therefrom any land outside of AnacondaCompany property line. Commencing at the section corner common to Sections 1, 2, 11 and 12, T5N, R41E, MDB&M:

Thence North 88degree18’54” West, 1317.8 feet, more or less, along the South Section line of said Section 2 to a point designated as Point “A”, also being the True Point of Beginning; Thence South 00degree26’57”

West, 713.14 feet, more or less, to a point intersecting an existing transmission line which is operated and maintained by Sierra Pacific Power Company.

Also:

Beginning at said Point “A”;

Thence North 00degree26’57” East, 2721.60 feet, more or less;

Thence North 46degree35’01” East, 604.13 feet;

Thence North 01degree33’34” East, 701.47 feet;

Thence South 89degree40’10” East, 1561.96 feet;

Thence North 88degree02’57” East, 354.20 feet;

Thence South 88degree37’20” East, 1120.20 feet, more or less, to a point intersecting an existing transmission line which is operated and maintained by Sierra Pacific Power Company.

2.                                       Substation Site for Nevada Moly Project (1980)

Conveyance recorded in the official records of Nye County, Nevada in Book 295, page 553.

All that certain real property situate in Lot 1 and the Southeast one-quarter of the Northeast one-quarter (SE1/4 NE1/4) of Section 2, Township 5 North Range 41 East, MDB&M, Nye County, Nevada, more particularly described as follows:

Commencing at a found section corner designating the Southeast corner of Section 35, T6N, R41E, MDB&M; Then North 88degree54’32” West, 1036.28 feet along the North section line of said Section 2;

Thence South 0degree26’57” West, 1248.87 feet, to a point lying on the North Substation boundary line, also the True Point of Beginning;

Thence South 90degree33’03” East, 300.00 feet;

Thence South 0degree26’57” West, 400.00 feet;

Thence North 89degree33’03” West, 400.00 feet;

Thence North 0degree26’57” East, 400.00 feet, along the 1/16 line of Section 2; Thence South 89degree33’03” East, 100.00 feet, to the True Point of Beginning.

Containing 3.673 acres, more of less.

3.                                       Easements for 230 KV Transmission Line (1980) Recorded in the official records of Nye County, Nevada in Book 295, page 548.

A portion of the Southeast one-quarter of the Southeast one-quarter (SE1/4 SE1/4) of Section 26 and the East one-half of the East one-half (E1/2 E1/2) of Section 35, T6N, R41E, MDB&M, Nye County, Nevada.

A transmission line easement 140.00feet in width, lying 70.00 feet on each side of the following described centerline, commencing with the True Point of Beginning:

Commencing at a found section corner designating the Southeast corner of said Section 26;

Thence North 01degree07’24” East 1325.88 feet, along the section line to a found 1/16 corner designating the Northeast corner of said Southeast one-quarter of the Southeast one-quarter (SE1/4 SE1/4) of Section 26;

Thence North 88degree59’52” West, 637.67 feet to a point lying on the North boundary line of said Southeast one-quarter of the Southeast one-quarter (SE1/4 SE1/4) of said Section 26 also the True Point of Beginning;

Thence South 02degree22’14” West, 2204.12 feet;

Thence South 00degree26’57” West, 2535.00 feet;

Thence South 01degree21’51” East, 2781.39 feet;

Thence South 00degree26’57” West, 392.30 feet to the intersection point of said transmission line and the Northern boundary line of a proposed substation to be operated and maintained by Sierra Pacific Power Company.

NOW ALSO KNOWN AS FILE MAP #461256 LOTS 1 AND 2 Metes and bounds description prepared by W. Kirk Williams of Baird Hanson Williams LLP.

Patented Millsite and Mining Claims

The following described patented Lode and Millsite Mining claims located in Township 5 North Range 42 East,
Sections 4 –8; Township 6 North, Range 42 East, Sections 32 and 33; MSB&M, Liberty and San Antone Mining District, Nye County, State of Nevada, as follows:

ACC Millsite Claims Nos. 17 through 30 inclusive, Patent Number 27-84-0007, Mineral Survey Number 4883.

ACC Millsite Claims Nos. 31 and 35 designated and described as Government Survey Lot 31 and 35.

Patented Mining Claims	Patent Number	Mineral Survey No.
Molly 5
Molly 7
Molly 9
Molly 11
Treasure Hill No. 7#
Treasure Hill No. 8#
Treasure Hill No. 9#
Treasure Hill No. 10#	27-84-0064	4883
Treasure Hill No. 11#	27-87-0062	4914
Chicago No. One Mine
Chicago No. Three Mine
Sheridan Mine	44786	2285
Smuggler	44785
Moley Gibson Mine Patented Lode Claim		2118

Patented Mining Claims	Patent Number	Mineral Survey No.
a/k/a Molly Gibson Mine Patented LodeClaim, Mineral Survey No.
Chicago Extension No. One Mine		4913
Chicago No. Two Mine		4913
Daisy 1		4913
Daisy 2		4913
Daisy 5		4913
Treasure Hill No. 14#		4913
Treasure Hill No. 15#		4913
Treasure Hill No. 16#		4913
Scott No. 12		4913
Lee No. 7		4913
Lee No. 8		4913
Lee No. 9		4913
Lee No. 10		4913
Lee No. 11		4913
Lee No. 5		4914 (portion of)
Lee No. 6		4914 (portion of)
Scott No. 6		4914 (portion of)
Scott No. 7		4914 (portion of)
Treasure Hill No. 20#		4914 (portion of)
Lee No. 1		4883 (portion of)
Lee No. 2		4883 (portion of)
Lee No. 3		4883 (portion of)
Lee No. 4		4883 (portion of)
Treasure Hill No. 17#		4883 (portion of)
Treasure Hill No. 18#		4883 (portion of)
Treasure Hill No. 19#		4883 (portion of)
Chicago Extension No.(portion of) Two Mine		4883 (portion of)
Chicago Extension No. Three Mine		4883 (portion of)
Florence Mine		2117
Burbank No. 1		2115
Burbank No. 2		2116
Burbank No. 4		2286
Utica & Gray Side		3481

Unpatented Claims:

		ORIGINAL RECORDATION		MOST RECENT AMENDED RECORDATION
CLAIM NAME	BLM SERIAL#	BOOK	PAGE	BOOK	PAGE
DAISY EXTENSION #9	N MC 20000	217	292	285	351
MARK 1	N MC 22259	092	012	285	397
MARK 2	N MC 22260	092	013	285	399
MARK 13	N MC 22261	092	050	285	401
MARK 14	N MC 22262	092	051	285	403
MARK 15	N MC 22263	092	052	285	405
MARK 25	N MC 22264	092	053	285	407
MARK 26	N MC 22265	092	054	285	409
MARK 27	N MC 22266	092	055	285	411
DAISY EX. #7	N MC 22267	014	038	285	349

TREASURE HILL NO. 12#	N MC 57224	106	152	048	433
TREASURE HILL NO. 13#	N MC 57225	106	153	048	435

MOLY 3	N MC 57230	013	427	048	377

MOLY 15	N MC 57238	013	439	048	401
MOLY 16	N MC 57239	013	440	048	403

LOU 1	N MC 57244	158	562	285	365
LOU 2 FR.	N MC 57245	158	563	285	367
LOU 3	N MC 57246	158	564	285	369
LOU 3 FR.	N MC 57247	158	565	285	371
LOU 4	N MC 57248	158	566	285	373

DAISY 3	N MC 57262	013	410	048	323
DAISY 4	N MC 57263	013	411	048	325

DAISY EXT. NUMBER 6#	N MC 57265	014	037	048	329
DAISY EX.8	N MC 57266	014	039	048	333

LEE NO. 12	N MC 57274	013	424	048	369
SHIPPER	N MC 57275	017	301	097	218
SHIPPER NO. 1	N MC 57276	017	300	285	441
SHIPPER NO. 2	N MC 57277	012	102	097	222

		ORIGINAL RECORDATION		MOST RECENT AMENDED RECORDATION
CLAIM NAME	BLM SERIAL#	BOOK	PAGE	BOOK	PAGE
SHIPPER NO. 3	N MC 57278	110	419	097	224
SHIPPER NO. 4	N MC 57279	011	424	285	443
SCOTT NO. 1	N MC 57280	050	110
SCOTT NO. 2	N MC 57281	050	111
SCOTT NO. 4	N MC 57582	050	113
SCOTT NO. 5	N MC 57583	050	114

SCOTT NO. 8	N MC 57286	050	117
SCOTT NO. 9	N MC 57287	050	118
SCOTT NO. 10	N MC 57288	050	119

SCOTT NO. 27	N MC 57298	051	490
SCOTT NO. 28	N MC 57299	051	491
SCOTT NO. 29	N MC 57300	051	492
SCOTT NO. 30	N MC 57301	051	493
SCOTT NO. 31	N MC 57302	051	494
SCOTT NO. 32	N MC 57303	051	495
SCOTT NO. 33	N MC 57304	051	496
SCOTT NO. 34	N MC 57305	051	497
SCOTT NO. 35	N MC 57306	051	498
SCOTT NO. 36	N MC 57307	051	499
SCOTT NO. 37	N MC 57308	051	500
MARK 3	N MC 57309	092	014
MARK 4	N MC 57310	092	015
MARK 5	N MC 57311	092	016
MARK 6	N MC 57312	092	017
MARK 7	N MC 57313	092	018
MARK 8	N MC 57314	092	019
MARK 9	N MC 57315	092	020
MARK 10	N MC 57316	092	022
MARK 11	N MC 57317	092	023
MARK 12	N MC 57318	092	024
MARK 16	N MC 57319	092	021
MARK 17	N MC 57320	092	025
MARK 18	N MC 57321	092	026
MARK 19	N MC 57322	092	027
MARK 20	N MC 57323	092	028
MARK 21	N MC 57324	092	029
MARK 22	N MC 57325	092	030
MARK 23	N MC 57326	092	031
MARK 24	N MC 57327	092	032

		ORIGINAL RECORDATION		MOST RECENT AMENDED RECORDATION
CLAIM NAME	BLM SERIAL#	BOOK	PAGE	BOOK	PAGE
MARK 28	N MC 57328	092	056
MARK 29	N MC 57329	092	033
MARK 30	N MC 57330	092	034	285	413
MARK 31	N MC 57331	092	035
MARK 32	N MC 57332	092	036
MARK 33	N MC 57333	092	037
MARK 34	N MC 57334	092	038
MARK 35	N MC 57335	092	039
MARK 36	N MC 57336	092	040
MARK 39	N MC 57337	092	057
MARK 40	N MC 57338	092	058
MARK 41	N MC 57339	092	059
MARK 42	N MC 57340	092	060
MARK 43	N MC 57341	092	061
MARK 44	N MC 57342	092	062
MARK 45	N MC 57343	092	063
MARK 46	N MC 57344	092	064
MARK 48	N MC 57345	092	041

RUBY	N MC 57369	104	365	285	419
RUBY FRACTION	N MC 57370	106	503	285	421
RUBY #1	N MC 57371	104	366	285	423
RUBY #2	N MC 57372	104	367	285	425
RUBY #3	N MC 57373	104	437	285	427
RUBY #4	N MC 57374	104	368	285	429

JENNY	N MC 57380	104	280	285	353
JENNY #1	N MC 57381	104	281	285	355
JENNY #2	N MC 57382	104	282	285	357
JENNY #3	N MC 57383	104	282	285	359
JENNY #4	N MC 57384	104	283	285	361
JENNY #5	N MC 57385	104	284	285	363
PATSY A. FR.	N MC 57386	136	230
PATSY B. FR.	N MC 57387	136	231
PATSY C. FR.	N MC 57388	136	232
PATSY B	N MC 57389	136	234
PATSY NO. 1B	N MC 57390	136	233
PATSY NO. 2 B	N MC 57391	136	235

NEVADA MOLY-30	N MC 154684	275	164	290	182
NEVADA MOLY-31	N MC 154685	275	166	290	184

		ORIGINAL RECORDATION		MOST RECENT AMENDED RECORDATION
CLAIM NAME	BLM SERIAL#	BOOK	PAGE	BOOK	PAGE
NEVADA MOLY-32	N MC 154686	275	168	290	186

RED RUBY #5	N MC 804035	Fee No. 1999-462981
RED RUBY #6	N MC 804036	Fee No. 1999-462982
RED RUBY #7	N MC 804037	Fee No. 1999-46283
RED RUBY #8	N MC 804038	Fee No. 1999-462984
RED RUBY #9	N MC 804039	Fee No. 1999-462985

Claim Name	BLM Recording #
IG 219	953050
IG 233	953051
IG 234	953052
IG 235	953053
IG 237	953054
IG 238	953055
IG 240	pending
IG 243	953056
IG 303	953059
IG 304	953060
IG 305	953061
IG 306	953062
IG 307	953063
IG 308	953064
IG 309	953065
IG 310	953066
IG 311	953067
IG 312	953068
IG 313	953069
IG 314	953070
IG 315	953071
IG 316	953072
IG 317	953073
IG 319	953075
IG 320	953076
IG 322	953078
IG 323	953079
IG 324	953080

Claim Name	BLM Recording #
IG 325	953081
IG 326	953082
IG 327	953083
IG 328	953084
IG 329	953085
IG 330	953086
IG 331	953087

MAP OF SITE TO BE ATTACHED AS PAGE 14